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                     July 1, 2020

       Jim Robbins
       Vice President of Finance and Administration
       Viveve Medical, Inc.
       345 Inverness Drive South
       Building B, Suite 250
       Englewood, CO 80112

                                                        Re: Viveve Medical,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 19,
2020
                                                            File No. 001-11388

       Dear Mr. Robbins:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences